Exhibit 5.1

August 16, 2010

Mr. David Guest, President Berry Only, Inc. 722B Kingston Rd Toronto, Ontario M4E 1R7 Canada	Via E-Mail Only

Re:      Legal Opinion Pursuant to SEC Form S-1
Registration Statement – Berry Only, Inc.

Dear Mr. Guest:

We have acted as securities counsel to Berry Only, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 2,950,000 shares of common stock, par value $0.001 per share, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement (the “Shares”).

In our capacity as counsel to the Company, we have reviewed the Company's Articles of Incorporation, Bylaws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photo copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and are legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Nevada.

819 Anchorage Place, Suite 28 Chula Vista, CA 91914	Tel. 619.475.7882 Fax. 619.512.5184

Mr. David Guest, President
Berry Only, Inc.
August 16, 2010
Page | 2

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading “Interests of Named Experts and Counsel” in the prospectus which forms a part of the Registration Statement.

Regards,
SYNERGEN LAW GROUP

/s/ Karen A. Batcher, Esq.

Karen A. Batcher, Esq.
kbatcher@synergenlaw.com